Free Writing Prospectus Dated August 18, 2009 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

                                                                 Morgan Stanley

Morgan Stanley Second Quarter 2009 Overview

August 2009
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Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008, 2009 Quarterly Reports on Form 10-Q and 2009 Current
Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008, 2009 Quarterly Reports on Form 10-Q and 2009
Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-584-6837.

Morgan Stanley
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viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally
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Index

o    Consolidated Financial Highlights

     -    Institutional Securities

     -    Asset Management

     -    Global Wealth Management

o    Reduction in Risk Positions

o    Firmwide Real Estate Investments

o    Strong Capital Position

o    Funding Diversification

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information
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information. The presentation has not been updated since it was originally
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Consolidated Financial Highlights

Net Revenues ($Bn)                                                        5.4
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PBT ($Bn)                                                                (0.6)
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Net Income ($Bn)                                                          0.15
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Diluted EPS from Continuing Operations ($)                               (1.37)

     Adjustment from Debt-Related Credit                                 (1.32)
     Spreads ($)

     Adjustment from Issuance discount on                                (0.74)
     Company's Series D Preferred Stock ($)
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Book Value per Share ($)                                                 27.21
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Tangible Book value per common share (1)                                 21.53
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2Q09 Net Revenues of $5.4 Bn Business Mix 2Q09

          [GRAPHIC OMITTED]

Source:
Morgan Stanley Earnings Conference Call, SEC Filings

(1)  Tangible Book value per common share equals tangible common equity divided by period end common shares outstanding.
(2)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading. [GRAPHIC OMITTED] 4

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Institutional Securities

Net Revenue

($MM)



11,082
268
3,485
9,025
(1,696)
1,600
812
877
491
(580)
2,964
148
1,123
681
1,012
2008
1Q 2009
2Q 2009
Fixed Income (1)
Equity
Investment Banking
Other Inst. Securities (2)

2Q 2009 Highlights

- Investment Banking delivered strong results
  - Ranked # 1 in announced global M&A
  - $1.1 billion in revenues up 38% vs. 1Q09
- Delivered strong results in Investment Grade and Distressed Debt Trading
- Expanded strategic alliance with Mitsubishi

Notable Revenue Items

- Morgan Stanley Credit Spread Improvement – ($2.3 billion)
- Principal Investments (3) – ($183 million)
  - Writedowns of ($285 million) in real estate limited partnership interests

Source:
Morgan Stanley Earnings Conference Call, SEC Filings, Thomson Reuters – for the period of January 1, 2009 to June 30, 2009

(1) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading. Other sales and trading net revenue primarily includes net losses from the mark-to-market of loans and closed and pipeline commitments and related hedges, and results related to Investment Banking and other activities.

(2) 2008 includes pre-tax gains of $1,489 million related to the follow-on offerings of MSCI Inc. 1Q09, 2Q09 includes investment losses, fees and other revenues.

(3) Principal transactions investments revenue reflects net gain / (loss) on investments marked at fair value. The related investment asset balance for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009 are $10.7 billion, $10.3 billion, $9.7 billion, $6.7 billion, $6.3 billion and $6.1 billion, respectively.

Morgan Stanley

5

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Asset Management

Net Revenue              2Q 2009 Highlights
[GRAPHIC OMITTED]
($MM)                    o    Core business - net revenues of $638 million, up
                                from $610 million in 2Q08

                         Notable Revenue Items
                         o    Principal Trading - ($96 million)
                              - Mark-to-Market losses in Real Estate lending
                                facility - ( $131million)
                              - Gains related to disposition of remaining SIV
                                positions - $128 million
                         o    Principal Investments - $67 million
                              - Gains in Merchant Banking related to Private
                                Equity and Seed Investments
                              - Real Estate Losses - ($154 million)

                         Notable Expense Items
                         o    Crescent Impairment - ($38 million)

                         Other
                         o    Assets under management $361 billion
                              - Market appreciation offset by outflows in
                                fixed income funds

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking, Net Interest and Dividends,
     Commissions and Other revenues. [GRAPHIC OMITTED]

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Global Wealth Management

Net Revenue              2Q 2009 Highlights
($MM)
[GRAPHIC OMITTED]        o    Closed the Joint Venture with Smith Barney ahead
                                of schedule on May 31st
                         o    Solid Performance with 9% PBT margin (ex-joint
                                venture integration costs)
                         o    $106 billion - JV Bank Deposit program
                              - $50 billion is held at MS banks
                              - Total Firm-wide Deposits up to $62 billion
                         o    18,444 global financial representatives
                         o    $671,000 average annualized revenue per
                              global representative
                         o    $1.4 trillion in total client assets

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking and Other revenues. 2008 includes a pre-tax gain of $743 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U. 7

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Reduction in Risk Positions

Net Exposure (1)
($Bn)
[GRAPHIC OMITTED]

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  Net Exposure is defined as potential loss to the Firm in an event of 100%
     default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.
(2)  4Q 2007 numbers as reported on fiscal basis.
(3)  Includes subprime securities held by the investment portfolios of Morgan
     Stanley Bank N.A. and Morgan Stanley Trust FSB (collectively, the
     "Subsidiary Banks"). The securities in the Subsidiary Banks` portfolios are part of the Company's overall Treasury liquidity management portfolio.
     The market value of the Subsidiary Banks' subprime-related securities, most of which are investment grade-rated residential mortgage-backed securities, was $1.3 billion at June 30, 2009 and $5.5 billion at November
     30, 2007.

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Firmwide Real Estate Investments

Total Real Estate Investments $4.6bn(2)
[GRAPHIC OMITTED]

o    Crescent and Other Consolidated Interests gross investment assets of consolidated subsidiaries, certain of which are subject to non-recourse debt of $2.5 billion provided by third party lenders

o    Morgan Stanley has $1.7 billion in contractual capital commitments, guarantees, lending facilities and counterparty arrangements with respect to total real estate investments as of June 30, 2009

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1)  As of June 30, 2009, consolidated statement of income amounts directly related to investments held by consolidated subsidiaries are condensed in this presentation and include principal transactions, net operating revenues and expenses and impairment charges.
(2)  Total balances exclude investments that benefit certain deferred compensation and employee co-investment plans.

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Strong Capital Position

Total Assets                       2Q 2009 Key Capital Ratios (Basel I)
($Bn)
[GRAPHIC OMITTED]                  Tier 1 Capital Ratio                15.8%

                                   Tier 1 Leverage Ratio(1)             6.5%

                                   TCE to RWA(2)(3)                    10.6%

Source:
SEC Filings and estimates from Morgan Stanley Earnings Conference Call
(1)  Tier 1 Leverage Ratio equals Tier 1 Capital divided by adjusted average total assets.
(2)  Tangible common equity equals common equity less goodwill and intangible assets excluding mortgage servicing rights. The balance for the quarter ended June 30, 2009 includes the Company's preliminary estimates of only its share of MSSB's goodwill and intangible assets.
(3)  Tangible Common Equity to Risk-Weighted Assets Ratio equals tangible common equity divided by total risk-weighted assets of $276,750 million.

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Funding Diversification

Composition of Funding Liabilities and Equity
[GRAPHIC OMITTED]

Source:
Morgan Stanley SEC Filings
1)   2Q08 numbers as reported in a fiscal-year basis. 2Q08 Liabilities and
     Equity - Commercial Paper & Other Short-Term Borrowings - $23.8, Long-Term
     Debt - $210.7, Secured Financing - $212.9, Deposits - $35.2, Shareholders
     Equity - $34.5
2)   2Q09 numbers as reported on a calendar-year basis. 2Q09 Liabilities and
     Equity - Commercial Paper & Other Short-Term Borrowings - $3.0, Long-Term
     Debt - $186.8, Secured Financing - $120.1, Deposits - $62.4, Shareholders
     Equity - $46.6

Morgan Stanley
This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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